UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. 2 )*

Under the Securities Exchange Act of 1934

CLEARWAY ENERGY, INC.
(Name of Issuer)

Class A Common Stock, par value $0.01 per share
(Title of Class of Securities)

18539C105
(CUSIP Number)

December 31, 2023
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 18539C105

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Atlas Master Fund, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
0 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
0 shares
9		aggregate amount beneficially owned by each reporting person
0 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
OO

CUSIP No. 18539C105

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Atlas Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
0 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
0 shares
9		aggregate amount beneficially owned by each reporting person
0 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
OO

CUSIP No. 18539C105

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo PPF Credit Strategies, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
75,867 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
75,867 shares
9		aggregate amount beneficially owned by each reporting person
75,867 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.2%
12		type of reporting person (See Instructions)
OO

CUSIP No. 18539C105

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Credit Strategies Master Fund Ltd.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
1,028,032 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
1,028,032 shares
9		aggregate amount beneficially owned by each reporting person
1,028,032 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
3.0%
12		type of reporting person (See Instructions)
CO

CUSIP No. 18539C105

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo ST Fund Management LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
1,028,032 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
1,028,032 shares
9		aggregate amount beneficially owned by each reporting person
1,028,032 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
3.0%
12		type of reporting person (See Instructions)
OO

CUSIP No. 18539C105

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo ST Operating LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
1,028,032 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
1,028,032 shares
9		aggregate amount beneficially owned by each reporting person
1,028,032 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
3.0%
12		type of reporting person (See Instructions)
PN

CUSIP No. 18539C105

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo ST Capital LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
1,028,032 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
1,028,032 shares
9		aggregate amount beneficially owned by each reporting person
1,028,032 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
3.0%
12		type of reporting person (See Instructions)
OO

CUSIP No. 18539C105

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
ST Management Holdings, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
1,028,032 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
1,028,032 shares
9		aggregate amount beneficially owned by each reporting person
1,028,032 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
3.0%
12		type of reporting person (See Instructions)
OO

CUSIP No. 18539C105

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
AP Kent Credit Master Fund, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
0 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
0 shares
9		aggregate amount beneficially owned by each reporting person
0 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
OO

CUSIP No. 18539C105

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
AP Kent Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
0 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
0 shares
9		aggregate amount beneficially owned by each reporting person
0 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
OO

CUSIP No. 18539C105

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo TR Opportunistic Ltd.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
0 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
0 shares
9		aggregate amount beneficially owned by each reporting person
0 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
CO

CUSIP No. 18539C105

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Total Return Master Fund LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
0 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
0 shares
9		aggregate amount beneficially owned by each reporting person
0 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
PN

CUSIP No. 18539C105

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Total Return Management LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
0 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
0 shares
9		aggregate amount beneficially owned by each reporting person
0 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
OO

CUSIP No. 18539C105

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Total Return Master Fund Enhanced LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
0 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
0 shares
9		aggregate amount beneficially owned by each reporting person
0 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
PN

CUSIP No. 18539C105

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Total Return Enhanced Management LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
0 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
0 shares
9		aggregate amount beneficially owned by each reporting person
0 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
OO

CUSIP No. 18539C105

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Credit Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
0 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
0 shares
9		aggregate amount beneficially owned by each reporting person
0 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
OO

CUSIP No. 18539C105

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Capital Credit Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
0 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
0 shares
9		aggregate amount beneficially owned by each reporting person
0 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
OO

CUSIP No. 18539C105

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo SA Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
34,822 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
34,822 shares
9		aggregate amount beneficially owned by each reporting person
34,822 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.1%
12		type of reporting person (See Instructions)
OO

CUSIP No. 18539C105

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Capital Management, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
1,189,099 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
1,189,099 shares
9		aggregate amount beneficially owned by each reporting person
1,189,099 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
3.4%
12		type of reporting person (See Instructions)
PN

CUSIP No. 18539C105

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Capital Management GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
1,189,099 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
1,189,099 shares
9		aggregate amount beneficially owned by each reporting person
1,189,099 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
3.4%
12		type of reporting person (See Instructions)
OO

CUSIP No. 18539C105

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Management Holdings, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
1,189,099 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
1,189,099 shares
9		aggregate amount beneficially owned by each reporting person
1,189,099 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
3.4%
12		type of reporting person (See Instructions)
PN

CUSIP No. 18539C105

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Management Holdings GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
1,189,099 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
1,189,099 shares
9		aggregate amount beneficially owned by each reporting person
1,189,099 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
3.4%
12		type of reporting person (See Instructions)
OO

Item 1.	(a)	Name of Issuer

Clearway Energy, Inc.

(b)	Address of Issuer’s Principal Executive Offices

300 Carnegie Center, Suite 300

Princeton, New Jersey 08540

Item 2.	(a)	Name of Person Filing

This statement is filed by (i) Apollo Atlas Master Fund, LLC (“Atlas”), (ii) Apollo Atlas Management, LLC (“Atlas Management”), (iii) Apollo PPF Credit Strategies, LLC (“PPF Credit Strategies”), (iv) Apollo Credit Strategies Master Fund Ltd. (“Credit Strategies”), (v) Apollo ST Fund Management LLC (“ST Management”), (vi) Apollo ST Operating LP (“ST Operating”), (vii) Apollo ST Capital LLC (“ST Capital”), (viii) ST Management Holdings, LLC (“ST Management Holdings”), (ix) AP Kent Credit Master Fund, L.P. (“Kent Credit”), (x) AP Kent Management LLC (“Kent Management”), (xi) Apollo SA Management, LLC (“SA Management”), (xii) Apollo TR Opportunistic Ltd. (“TR Opportunistic”), (xiii) Apollo Total Return Master Fund LP (“TR Master Fund”), (xiv) Apollo Total Return Management LLC (“TR Management”), (xv) Apollo Total Return Master Fund Enhanced LP (“TR Enhanced”), (xvi) Apollo Total Return Enhanced Management LLC (“TR Enhanced Management”), (xvii) Apollo Credit Management, LLC (“ACM LLC”), (xviii) Apollo Capital Credit Management, LLC (“ACCM LLC”), (xix) Apollo Capital Management, L.P. (“Capital Management”), (xx) Apollo Capital Management GP, LLC (“Capital Management GP”), (xxi) Apollo Management Holdings, L.P. (“Management Holdings”), and (xxii) Apollo Management Holdings GP, LLC (“Management Holdings GP”). The foregoing are collectively referred to herein as the “Reporting Persons.”

PPF Credit Strategies and Credit Strategies each hold shares of Common Stock of the Issuer. Atlas, Kent Credit, and TR Opportunistic no longer hold shares of Common Stock of the Issuer.

Atlas Management serves as the investment manager of Atlas.

Apollo PPF Credit Strategies Management, LLC serves as the investment manager of PPF Credit Strategies. ST Management serves as the investment manager for Credit Strategies. ST Operating is the sole member of ST Management. The general partner of ST Operating is ST Capital. ST Management Holdings is the sole member of ST Capital.

Kent Management serves as the investment manager of Kent Credit. PPF Management serves as the investment management of PPF Credit Strategies.

TR Master Fund and TR Enhanced are the shareholders of TR Opportunistic. TR Management serves as the investment manager for TR Master Fund and TR Enhanced Management serves as the investment manager for TR Enhanced.

ACM LLC provides investment management services for Franklin K2 Long Short Credit Fund (“Franklin K2”). ACCM LLC is the sole member of ACM LLC. SA Management provides investment management services for Franklin Templeton Investment Funds (“FTIF Franklin”) and Franklin Alternative Strategies Fund (“FASF Franklin”).

Capital Management serves as the sole member of Atlas Management, Kent Management, ACCM LLC and SA Management, and the sole member and manager of ST Management Holdings, TR Management and TR Enhanced Management, and provides investment management services for K2 Apollo Credit Master Fund Ltd (“K2 Apollo”). Capital Management GP serves as the general partner of Capital Management. Management Holdings serves as the sole member and manager of Capital Management GP, and Management Holdings GP serves as the general partner of Management Holdings.

(b)	Address of Principal Business Office or, if none, Residence

The address of the principal business office of each of Credit Strategies, TR Management, TR Opportunistic, TR Master Fund and TR Enhanced is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY-9008, Cayman Islands.

The address of the principal business office of each of PPF Credit Strategies, Kent Credit and Atlas is 100 West Putnam Avenue, Greenwich, Connecticut 06830.

The address of the principal business office of each of ST Management, ST Operating, ST Capital, ST Management Holdings, Kent Management, Atlas Management, TR Enhanced Management, ACM LLC, ACCM LLC, SA Management, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

(c)	Citizenship

Credit Strategies, ST Management Holdings and TR Opportunistic are exempted companies incorporated in the Cayman Islands with limited liability. ST Operating, Capital Management and Management Holdings are each Delaware limited partnerships. Kent Credit, Atlas, TR Master Fund and TR Enhanced are each exempted limited partnerships registered in the Cayman Islands. PPF Credit Strategies, ST Management, ST Capital, TR Management, TR Enhanced Management, ACM LLC, ACCM LLC, SA Management, Kent Management, Atlas Management, Capital Management GP, and Management Holdings GP are each Delaware limited liability companies.

(d)	Title of Class of Securities

Class A Common Stock, par value $0.01 per share (the “Common Stock”)

(e)	CUSIP Number

18539C105

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned:

Atlas	0
Atlas Management	0
PPF Credit Strategies	75,867
Credit Strategies	1,028,032
ST Management	1,028,032
ST Operating	1,028,032
ST Capital	1,028,032
ST Management Holdings	1,028,032
Kent Credit	0
Kent Management	0
TR Opportunistic	0
TR Master Fund	0
TR Management	0
TR Enhanced	0
TR Enhanced Management	0
ACM LLC	0
ACCM LLC	0
SA Management	34,822
Capital Management	1,189,099
Capital Management GP	1,189,099
Management Holdings	1,189,099
Management Holdings GP	1,189,099

The number of shares of Common Stock reported as beneficially owned in this Schedule 13G is as of December 31, 2023.

The number of shares of Common Stock reported as beneficially owned by SA Management are held by FTIF Franklin and FASF Franklin, for which SA Management has the authority to vote and to make investment decisions.

The number of shares reported as beneficially owned by Capital Management include, among others, 50,378 shares of Common Stock held by K2 Apollo, for which Capital Management has the authority to vote and to make investment decisions.

The shares of Common Stock reported as beneficially owned by ST Management Holdings and SA Management are also included in the shares reported as beneficially owned by Capital Management, Capital Management GP, Management Holdings and Management Holdings GP.

PPF Credit Strategies and Credit Strategies each disclaim beneficial ownership of all shares of the Common Stock included in this report other than the shares of Common Stock held of record by such Reporting Person, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose. The other Reporting Persons, and Messrs. Marc Rowan, Scott Kleinman and James Zelter, the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all shares of Common Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:

Atlas	0%
Atlas Management	0%
PPF Credit Strategies	0.2%
Credit Strategies	3.0%
ST Management	3.0%
ST Operating	3.0%
ST Capital	3.0%
ST Management Holdings	3.0%
Kent Credit	0%
Kent Management	0%
TR Opportunistic	0%
TR Master Fund	0%
TR Management	0%
TR Enhanced	0%
TR Enhanced Management	0%
ACM LLC	0%
ACCM LLC	0%
SA Management	0.1%
Capital Management	3.4%
Capital Management GP	3.4%
Management Holdings	3.4%
Management Holdings GP	3.4%

The percentages are based on 34,613,853 shares of Common Stock outstanding as of October 31, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed on November 2, 2023.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:

0 for all Reporting Persons

(ii)	Shared power to vote or to direct the vote:

Atlas	0
Atlas Management	0
PPF Credit Strategies	75,867
Credit Strategies	1,028,032
ST Management	1,028,032
ST Operating	1,028,032
ST Capital	1,028,032
ST Management Holdings	1,028,032
Kent Credit	0
Kent Management	0
TR Opportunistic	0
TR Master Fund	0
TR Management	0
TR Enhanced	0
TR Enhanced Management	0
ACM LLC	0
ACCM LLC	0
SA Management	34,822
Capital Management	1,189,099
Capital Management GP	1,189,099
Management Holdings	1,189,099
Management Holdings GP	1,189,099

(iii)	Sole power to dispose or to direct the disposition of:

0 for all Reporting Persons

(iv)	Shared power to dispose or to direct the disposition of:

Atlas	0
Atlas Management	0
PPF Credit Strategies	75,867
Credit Strategies	1,028,032
ST Management	1,028,032
ST Operating	1,028,032
ST Capital	1,028,032
ST Management Holdings	1,028,032
Kent Credit	0
Kent Management	0
TR Opportunistic	0
TR Master Fund	0
TR Management	0
TR Enhanced	0
TR Enhanced Management	0
ACM LLC	0
ACCM LLC	0
SA Management	34,822
Capital Management	1,189,099
Capital Management GP	1,189,099
Management Holdings	1,189,099
Management Holdings GP	1,189,099

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

[The remainder of this page intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 7, 2024

APOLLO ATLAS MASTER FUND, LLC

By:	Apollo Atlas Management, LLC,
its investment manager

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO ATLAS MANAGEMENT, LLC

By:	Apollo Capital Management, L.P.,
its sole member

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ William Kuesel
		Name:	William Kuesel
		Title:	Vice President

Apollo PPF Credit Strategies, LLC

By:	Apollo PPF Credit Strategies Management, LLC,
its investment manager

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO CREDIT STRATEGIES MASTER FUND LTD.

By:	Apollo ST Fund Management LLC,
its investment manager

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO ST FUND MANAGEMENT LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO ST OPERATING LP

By:	Apollo ST Capital LLC,
its general partner

	By:	/s/ John Suydam
	Name:	John Suydam
	Title:	Vice President

APOLLO ST CAPITAL LLC

By:	/s/ John Suydam
Name:	John Suydam
Title:	Vice President

ST MANAGEMENT HOLDINGS, LLC

By:	/s/ John Suydam
Name:	John Suydam
Title:	Vice President

AP KENT CREDIT MASTER FUND, L.P.

By:	AP Kent Advisors, L.P.,
its General Partner

	By:	AP Kent Advisors GP, LLC,
its general partner

		By:	/s/ William Kuesel
		Name:	William Kuesel
		Title:	Vice President and Secretary

AP KENT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President and Secretary

APOLLO TR OPPORTUNISTIC LTD.

By:	Apollo Total Return Master Fund LP,
its shareholder

	By:	Apollo Total Return Advisors LP,
its general partner

		By:	Apollo Total Return Advisors GP LLC,
its general partner

			By:	/s/ William Kuesel
			Name:	William Kuesel
			Title:	Vice President

By:	Apollo Total Return Master Fund Enhanced LP,
its shareholder

	By:	Apollo Total Return Enhanced Advisors LP,
its general partner

		By:	Apollo Total Return Enhanced Advisors GP LLC,
its general partner

			By:	/s/ William Kuesel
			Name:	William Kuesel
			Title:	Vice President

APOLLO TOTAL RETURN MASTER FUND LP

By:	Apollo Total Return Advisors LP,
its general partner

	By:	Apollo Total Return Advisors GP LLC,
its general partner

		By:	/s/ William Kuesel
		Name:	William Kuesel
		Title:	Vice President

APOLLO TOTAL RETURN MANAGEMENT LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO TOTAL RETURN MASTER FUND ENHANCED LP

By:	Apollo Total Return Enhanced Advisors LP,
its general partner

	By:	Apollo Total Return Enhanced Advisors GP LLC,
its general partner

		By:	/s/ William Kuesel
		Name:	William Kuesel
		Title:	Vice President

APOLLO TOTAL RETURN ENHANCED MANAGEMENT LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO CREDIT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO CAPITAL CREDIT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO SA MANAGEMENT, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC,
its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President